September 14, 2020

Guinness Atkinson Funds

225 South Lake Avenue, Suite 216

Pasadena, CA 91101

Re:	SmartETFs Advertising & Marketing Technology ETF

Ladies and Gentlemen:

We have acted as counsel to Guinness Atkinson Funds (formerly named Guinness Flight Investment Funds and Investec Funds), a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 111 on Form N-1A (File Nos. 033-75340; 811-08360) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest (“Shares”) in SmartETFs Advertising & Marketing Technology ETF (the “Fund”), a series of the Trust, under the Securities Act of 1933, as amended (the “1933 Act”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated as of March 6, 1997, as amended by resolutions of the Trustees of the Trust adopted on September 8, 2000, including Schedule A of the Trust Instrument including as amended by resolutions of the Trustees of the Trust adopted on June 28, 2000, May 14, 2001, May 7, 2004, August 23, 2006 and February 11, 2019 (as so amended and in effect from time to time, the “Governing Instrument”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, the By-Laws of the Trust, and the actions by the Board of Trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of the Secretary of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	The Shares being registered pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

(2)	When issued and paid for at net asset value as contemplated by the Post-Effective Amendment, the Shares will be validly issued, fully paid, and non-assessable.

ALEXANDRA ALBERSTADT ● PARTNER

11300 Tomahawk Creek Pkwy ● Ste. 310 ● Leawood, KS 66211 ● p: 332.333.1979

Practus, LLP ● Alexandra.Alberstadt@Practus.com ● Practus.com

Guinness Atkinson Funds

September 14, 2020

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, 12 Del. C. §§3801 et seq. We are members of the Bar of the State of New York and our opinion, as it relates to the laws of the State of Delaware, is based solely on our review of the laws, and, where applicable, published cases, rules or regulations relating thereto, of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Shares, as indicated above, and to the reference to our firm, as counsel to the Trust, in the Statement of Additional Information forming a part of the Post-Effective Amendment and in any amended versions thereof, until such time as we revoke such consent. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Practus LLP

Practus LLP

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